As filed with the Securities and Exchange Commission on July 12, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CONVIO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	74-2935609
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

11501 Domain Drive, Suite 200
Austin, Texas 78758
(Address of Principal Executive Offices including Zip Code)

1999 Stock Option/Stock Issuance Plan
2000 Stock Option Plan of GetActive
2006 Equity Incentive Plan of GetActive
2009 Stock Incentive Plan
(Full Title of the Plans)

Gene Austin
Chief Executive Officer
11501 Domain Drive, Suite 200
Austin, TX 78758
(Name and address of agent for service)
(512) 652-2600
(Telephone number, including area code, of agent for service)

Copy to:
John J. Gilluly III, P.C.
DLA Piper LLP (US)
401 Congress Avenue, Suite 2500
Austin, Texas 78701
(512) 457-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 Par Value
— Outstanding under the 1999 Stock Option/Stock Issuance Plan	2,669,568	(2)	$3.3961	(3)	$9,066,119.88	$649.00
—Outstanding under the 2000 Stock Option Plan of GetActive	128,140	(4)	$0.4657	(5)	$59,674.80	$5.00
—Outstanding under the 2006 Equity Incentive Plan of GetActive	93,554	(6)	$1.2369	(7)	$115,716.94	$9.00
—Outstanding under the 2009 Stock Incentive Plan	250,770	(8)	$8.7685	(9)	$2,198,876.75	$157.00
—Outstanding under the 2009 Stock Incentive Plan	100,730	(10)	$7.30	(11)	$735,270.60	$53.00
—To be issued under the 2009 Stock Incentive Plan	228,596	(12)	$7.30	(13)	$1,668,809.20	$117.00
TOTAL	3,471,358				$13,844,468.17	$990.00

(1)                                  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 1999 Stock Option/Stock Issuance Plan (the “1999 Plan”), the 2000 Stock Option Plan of GetActive (the “GetActive 2000 Plan”), the 2006 Equity Incentive Plan of GetActive (the “GetActive 2006 Plan”), and the 2009 Stock Incentive Plan (the “2009 Plan”), by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plan described herein.

(2)                                  Represents 2,669,568 shares of common stock subject to outstanding option awards under the 1999 Plan as of July 6, 2010. There are no shares reserved for future issuance under the 1999 Plan as of July 6, 2010.

(3)                                  This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee.  For 2,669,568 shares of common stock reserved for issuance upon the exercise of outstanding awards granted under the 1999 Plan, the Proposed Maximum Offering Price Per Share is $3.3961 per share, which is the weighted average exercise price of outstanding awards granted under the 1999 Plan.

(4)                                  Represents 128,140 shares of common stock subject to outstanding option awards under the GetActive 2000 Plan as of July 6, 2010.  There are no shares reserved for future issuance under the GetActive 2000 Plan as of July 6, 2010.

(5)                                  This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. For 128,140 shares of common stock reserved for issuance upon the exercise of outstanding awards granted under the GetActive 2000 Plan, the Proposed Maximum Offering Price Per Share is $0.4657, which is the weighted average exercise price of outstanding awards granted under the GetActive 2000 Plan.

(6)                                  Represents 93,554 shares of common stock subject to outstanding option awards under the GetActive 2006 Plan as of July 6, 2010.  There are no shares reserved for future issuance under the GetActive 2006 Plan as of July 6, 2010.

(7)                                  This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. For 93,554 shares of common stock reserved for issuance upon the exercise of outstanding awards granted under the GetActive 2006 Plan, the Proposed Maximum Offering Price Per Share is $1.2369, which is the weighted average exercise price of outstanding awards granted under the GetActive 2006 Plan.

(8)                                  Represents 250,770 shares of common stock subject to outstanding option awards under the 2009 Plan as of July 6, 2010. Any such shares of common stock that are subject to awards under the 2009 Plan which are forfeited or lapse unexercised and which are not issued under the 2009 Plan will be available for issuance under the 2009 Plan.

(9)                                  This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. For 250,770 shares of common stock reserved for issuance upon the exercise of outstanding option awards granted under the 2009 Plan, the Proposed Maximum Offering Price Per Share is $8.7685, which is the weighted average exercise price of outstanding awards granted under the 2009 Plan.

(10)                            Represents 100,730 shares issuable upon vesting of restricted stock units (the “RSUs”) awarded by the registrant under the 2009 Plan as of July 6, 2010. Any such shares of common stock that are subject to awards under the 2009 Plan which are forfeited and which are not issued under the 2009 Plan will be available for issuance under the 2009 Plan.

(11)                            This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. For 100,730 shares of common stock reserved for issuance upon vesting of RSUs granted under the 2009 Plan, the Proposed Maximum Offering Price Per Share is $7.30, which is the average of the high and low prices for the registrant’s common stock as reported on the NASDAQ on July 8, 2010.

(12)                            Represents 228,596 shares of common stock available for future issuance under the 2009 Plan as of July 6, 2010. To the extent outstanding awards under the 2009 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will be available for future issuance under the 2009 Plan.

(13)                            This estimate is made pursuant to 457(h) of the Securities Act for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $7.30, which is the average of the high and low prices for the registrant’s common stock as reported on the NASDAQ on July 8, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I, Items 1 and 2, have been or will be delivered to participants in accordance with Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Convio, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3.  Incorporation of Documents by Reference.

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)                                  The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on April 29, 2010, relating to the registration statement on Form S-1, as amended (Registration No. 333-164491), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)                                 The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-34707), as amended, filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on April 21, 2010, including any amendments or reports filed for the purpose of updating such description; and

(c)                                  All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the prospectus referred to in (a) above.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Our restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•                  any breach of the director’s duty of loyalty to us or our stockholders;

•                  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•                  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•                  any transaction from which the director derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, such as injunctive relief or rescission.

Our restated certificate of incorporation and bylaws in effect provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Any repeal of or modification to our restated certificate of incorporation or bylaws may not adversely affect any right or protection of a director or officer for or with respect to any acts or omissions of that director or officer occurring prior to that amendment or repeal. Our bylaws also provide that we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have obtained such a directors’ and officers’ liability insurance policy. We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

Index to Exhibits
4.1

Restated Certificate of Incorporation, as currently in effect (incorporated by reference from Exhibit 3.1.1 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on January 22, 2010 (File No. 333-164491))

4.2	Bylaws, as currently in effect (incorporated by reference from Exhibit 3.2.1 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on January 22, 2010 (File No. 333-164491))
4.3		Registration Statement on Form 8-A (File No. 001-34707), filed by the Registrant with the SEC on April 21, 2010, which is incorporated herein by reference pursuant to Item 3(b)
4.3.1		Amendment No. 1 to Registration Statement on Form 8-A (File No. 001-34707), filed by the Registrant with the SEC on April 22, 2010, which is incorporated herein by reference pursuant to Item 3(b)
4.4

Specimen certificate for shares of common stock (incorporated by reference from Exhibit 4.1 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on January 22, 2010 (File No. 333-164491))

4.5

2009 Stock Incentive Plan, as amended to date, and forms of stock option agreements (incorporated by reference from Exhibit 10.1 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on January 22, 2010 (File No. 333-164491))

4.6

1999 Stock Option/Stock Issuance Plan, as amended to date, and forms of stock option agreements (incorporated by reference from Exhibit 10.2 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on January 22, 2010 (File No. 333-164491))

4.7

2000 Stock Option Plan of GetActive, as amended to date, and form of stock option agreement (incorporated by reference from Exhibit 10.3 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on January 22, 2010 (File No. 333-164491))

4.8

2006 Equity Incentive Plan of GetActive, as amended to date, and form of stock option agreement (incorporated by reference from Exhibit 10.4 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on January 22, 2010 (File No. 333-164491))

4.9

Agreement and Plan of Merger, dated January 10, 2007, by and among Registrant, GASI Acquisition Corp., GetActive Software, Inc. and Robert Epstein, as stockholders’ agent (incorporated by reference from Exhibit 2.1 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on January 22, 2010 (File No. 333-164491))

5.1	*	Opinion of DLA Piper LLP (US)
23.1	*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)
23.2	*	Consent of Independent Registered Public Accounting Firm
24.1	*	Power of Attorney (included in the signature page to this registration statement)

* Filed herewith

Item 9.  Undertakings.

(a)                                  The Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          (To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 12th day of July, 2010.

CONVIO, INC.

By:	/s/ GENE AUSTIN

Gene Austin
Chief Executive Officer (Principal Executive Officer), President and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Gene Austin and James R. Offerdahl, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this registration statement as such attorneys-in-fact and agents so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done with respect to the offering of securities contemplated by this registration statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ GENE AUSTIN	Chief Executive Officer (Principal Executive Officer), President and Chairman of the Board of Directors	July 12, 2010
Gene Austin

/s/ JAMES R. OFFERDAHL	Chief Financial Officer and Vice President of Administration (Principal Financial and Accounting Officer)	July 12, 2010
James R. Offerdahl

/s/ VINAY K. BHAGAT	Director	July 12, 2010
Vinay K. Bhagat

/s/ SHEERAZ D. HAJI	Director	July 12, 2010
Sheeraz D. Haji

/s/ C. THOMAS BALL	Director	July 12, 2010
C. Thomas Ball

/s/ WILLIAM G. BOCK	Director	July 12, 2010
William G. Bock

/s/ CHRISTOPHER B. HOLLENBECK	Director	July 12, 2010
Christopher B. Hollenbeck

/s/ M. SCOTT IRWIN	Director	July 12, 2010
M. Scott Irwin

/s/ KRISTEN L. MAGNUSON	Director	July 12, 2010
Kristen L. Magnuson

/s/ GEORGE H. SPENCER III	Director	July 12, 2010
George H. Spencer III

Index to Exhibits
4.1

Restated Certificate of Incorporation, as currently in effect (incorporated by reference from Exhibit 3.1.1 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on January 22, 2010 (File No. 333-164491))

4.2

Bylaws, as currently in effect (incorporated by reference from Exhibit 3.2.1 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on January 22, 2010 (File No. 333-164491))

4.3	Registration Statement on Form 8-A (File No. 001-34707), filed by the Registrant with the SEC on April 21, 2010, which is incorporated herein by reference pursuant to Item 3(b)
4.3.1	Amendment No. 1 to Registration Statement on Form 8-A (File No. 001-34707), filed by the Registrant with the SEC on April 22, 2010, which is incorporated herein by reference pursuant to Item 3(b)
4.4

Specimen certificate for shares of common stock (incorporated by reference from Exhibit 4.1 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on January 22, 2010 (File No. 333-164491))

4.5

2009 Stock Incentive Plan, as amended to date, and forms of stock option agreements (incorporated by reference from Exhibit 10.1 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on January 22, 2010 (File No. 333-164491))

4.6

1999 Stock Option/Stock Issuance Plan, as amended to date, and forms of stock option agreements (incorporated by reference from Exhibit 10.2 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on January 22, 2010 (File No. 333-164491))

4.7	2000 Stock Option Plan of GetActive, as amended to date, and form of stock option agreement (incorporated by reference from Exhibit 10.3 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on January 22, 2010 (File No. 333-164491))
4.8

2006 Equity Incentive Plan of GetActive, as amended to date, and form of stock option agreement (incorporated by reference from Exhibit 10.4 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on January 22, 2010 (File No. 333-164491))

4.9

Agreement and Plan of Merger, dated January 10, 2007, by and among Registrant, GASI Acquisition Corp., GetActive Software, Inc. and Robert Epstein, as stockholders’ agent (incorporated by reference from Exhibit 2.1 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on January 22, 2010 (File No. 333-164491))

5.1	*	Opinion of DLA Piper LLP (US)
23.1	*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)
23.2	*	Consent of Independent Registered Public Accounting Firm
24.1	*	Power of Attorney (included in the signature page to this registration statement)